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OMB Number: 3235-0287
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Gurgovits, Stephen J.		F.N.B. Corporation (FBAN)					###-##-####
	591 Buhl Boulevard	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			12/31/2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Sharon, PA 16146 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				Vice Chairman

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

1 of 2

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	COMMON													12680.000		D

	COMMON													4572.341 (1)		D

	COMMON													8507.703 (2)		D

	COMMON													7625.000		I		BY WIFE

	COMMON													423.000		I		BY WIFE

	COMMON													280.000		D

	COMMON													14687.782 (3)		I		BY TRUST (DEFERRED PLAN)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	STOCK OPTIONS (GRANTED 01/03/1994)		9.67		(4)

	STOCK OPTIONS (GRANTED 01/20/1995)		9.98		(4)

	STOCK OPTIONS (GRANTED 01/30/1996)		15.19		(4)

	STOCK OPTIONS (GRANTED 01/26/1997)		17.72		(4)

	STOCK OPTIONS (GRANTED 01/18/1998)		27.28		(4)

	STOCK OPTIONS (GRANTED 01/24/1999)		21.03		(4)

	STOCK OPTIONS (GRANTED 04/29/1999)		19.80		(4)

	STOCK OPTIONS (GRANTED 01/23/2000)		20.22		(4)

	STOCK OPTIONS (GRANTED 01/23/2000)		20.22		(4)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	IMMED	01/03/2004		COMMON STOCK	7751				7571		D

	IMMED	01/20/2005		COMMON STOCK	10338				10338		D

	IMMED	01/30/2006		COMMON STOCK	19696				19696		D

	IMMED	01/26/2007		COMMON STOCK	17263				17263		D

	(5)	01/18/2008		COMMON STOCK	15946				15946		D

	(5)	01/24/2009		COMMON STOCK	39043				39043		D

	04/30/2000	04/29/2009		COMMON STOCK	408				408		D

	(5)	01/23/2010		COMMON STOCK	41791				41791		D

	01/24/2001	01/23/2010		COMMON STOCK	1334				1334		D

Explanation of Responses:

(1) Includes 30.523 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

(2) Includes 66.514 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

(3) Shares held in trust and deferred under the F.N.B. Corporation Directors' Compensation Plan. Includes 114.830 shares deferred under the F.N.B. Corporation Dividend Reinvestment Plan.

(4) No transaction since date of last report; included solely to indicate current beneficial ownership.

(5) Options vest over a five year period, 20% each year on anniversary of grant date.

**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

OMB APPROVAL
OMB Number: 3235-0287
Expires: January 31, 2005
Estimated average burden hours per response...0.5

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Gurgovits, Stephen J.		F.N.B. Corporation (FBAN)					###-##-####
	591 Buhl Boulevard	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			12/31/2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Sharon, PA 16146 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				Vice Chairman

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

2 of 2

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	COMMON		(1)				A			526.3349	A	27.4354		1556.4075		I		BY TRUST (401K PLAN)

	COMMON		(1)				A			486.2134	A	(2)		3776.6757		I		BY TRUST (401K PLAN)

	COMMON													69.200 (3)		I		CUST FOR DAUGHTER

	COMMON													518.000		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	STOCK OPTIONS (GRANTED 01/22/2001		20.66		(4)

	STOCK OPTIONS (GRANTED 01/22/2001)		20.66		(4)

	STOCK OPTIONS (GRANTED 01/20/2002)		25.62		(4)

	STOCK OPTIONS (GRANTED 01/20/2002)		25.62		(4)

	COMMON STOCK EQUIVALENT (6)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	(5)	01/22/2011		COMMON STOCK	42950				42950		D

	01/23/2002	01/22/2011		COMMON STOCK	1472				1472		D

	(5)	01/20/2012		COMMON STOCK	26347				26347		D

	01/21/2003	01/20/2012		COMMON STOCK	1269				1269		D

	(7)			COMMON STOCK	4042				4042 (8)		I		INTEREST IN PLAN

Explanation of Responses:

(1) Transactions under exempt 401(k) Plan during 2002.

(2) Represents employer matching contributions pursuant to exempt 401(k) Plan.

(3) Includes .541 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

(4) No transactions since date of last report; included solely to indicate current beneficial ownership.

(5) Options vest over a five year period, 20% each year on anniversary of grant date.

(6) Represents credit under supplemental retirement plan for employer matching stock contributions which reporting person was prevented from receiving under exempt 401(k) Plan.

(7) Upon entitlement to amounts under 401(k) Plan.

(8) Includes 32.0099 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

/s/ Stephen J. Gurgovits	12/31/2002
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.